UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 11, 2009

LINEAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-14864	94-2778785
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1630 McCarthy Boulevard
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 432-1900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Item 5.02 below is incorporated herein by reference in its entirety.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2009, Linear Technology Corporation (the “Company”) entered into an Employment Agreement (the “Agreement”) with its Chief Executive Officer, Lothar Maier.  The Agreement, along with the Confidential Information and Invention Assignment Agreement previously entered into between the Company and Mr. Maier and the indemnification agreement previously entered into between the Company and Mr. Maier, supersede and replace any and all prior agreements and understandings concerning Mr. Maier’s employment relationship with the Company.  The terms of the Agreement are as follows:

Salary.  While employed by the Company, Mr. Maier will receive a base salary at an annual rate of $405,000 (the “Base Salary”).  The Base Salary will be reviewed annually by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for possible adjustment.

Bonus.  Mr. Maier will be eligible to earn a target bonus under the Company’s 1996 Senior Executive Bonus Plan as specified annually by the Committee and will also be eligible to participate in the Company’s Key Employee Incentive Bonus Plan.

Employee Benefits.  During his employment, Mr. Maier is eligible to participate in the employee benefits plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for by such plans.

Severance Prior to a Change of Control.  If, at any time prior to a Change of Control (as defined in the Agreement), Mr. Maier’s employment with the Company terminates due to a voluntary termination for Good Reason (as defined in the Agreement) or an involuntary termination by the Company other than for Cause (as defined in the Agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with the Company, and subject to Mr. Maier’s compliance with the provisions of the Agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve (12) month non-solicit provision): (i) all of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve (12) months at a rate equal to his Base Salary as in effect on the date of termination, plus the average bonus paid to Mr. Maier for the two twelve (12) month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, the Company will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen (18) months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

Voluntary Termination Other than for Good Reason; Involuntary Termination for Cause; Termination due to Disability.  If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in the Agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will terminate immediately.

Termination due to Death.  If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

Change of Control Benefits.  In the event of a Change of Control, Mr. Maier will receive all of the benefits described above in the paragraph titled “Severance Prior to a Change of Control”, provided that the Severance Payment will be payable in a lump-sum within five (5) days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason.  If Mr. Maier’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due as described above in the paragraph titled “Severance Prior to a Change of Control”).

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.57	Employment Agreement between the Company and Lothar Maier dated August 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINEAR TECHNOLOGY CORPORATION
By:	/s/ Paul Coghlan
Paul Coghlan Vice President, Finance and Chief Financial Officer

Date:  August 17, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.57	Employment Agreement between the Company and Lothar Maier dated August 11, 2009.